Exhibit 10.18
Novell, Inc.
Amendment 2005-1
to Severance Agreement
     THIS AMENDMENT 2005-1 (the “Amendment”) to the Severance Agreement (the “Agreement”) entered into on May 29, 2003 between Novell, Inc. (the “Company”) and Ronald W. Hovsepian (the “Executive”) is dated as of October 31, 2005.
     WHEREAS, the parties entered into the Agreement in order to provide the Executive with appropriate severance payment rights in the event of his termination from the service of the Company;
     WHEREAS, the parties have now agreed that the Agreement shall be amended in relevant part to provide certain additional separation benefits to the Executive;
     WHEREAS, in connection with, and contingent upon, the execution of this Amendment, the Company has granted to the Executive (i) 300,000 non-qualified stock options with respect to the Company’s common stock (half of which are to vest with reference to the Executive’s continued service with the Company (“Service Vesting”), and the other half to vest with reference to the attainment of certain performance goals (“Performance Vesting”)), and (ii) 300,000 shares of restricted common stock of the Company (half of which restricted common stock shares are to vest subject to Service Vesting, and the other half to vest subject to Performance Vesting), with all such grants subject to the terms and conditions as set forth in the grant documents.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the Company and the Executive agree as follows:
     1. Except as otherwise specifically provided herein, all provisions of the Agreement are ratified and confirmed, and shall continue to apply in accordance with their terms.
     2. A new Section 2(c) is added to the Agreement as follows:
     (c) Termination in the Event of Separation from Service of Current CEO. In the event of a Qualifying Termination (as described in Section 2(c)(i) below), the Executive shall be provided the Separation Benefits (as described in Section 2(c)(ii)).
          (i) Qualifying Termination: A Qualifying Termination shall be deemed to have occurred if (A) the individual occupying the position of Chief Executive Officer of the Company as of the date of this Amendment is no longer the Chief Executive Officer of the Company; (B) the Executive is not named Chief Executive Officer of the Company following the occurrence described in Section 2(c)(i)(A); and (C) the Executive resigns his position voluntarily within one year of the date of the occurrence described in Section 2(c)(i)(A) following his provision of written notice to the Company of the asserted occurrence of a Qualifying Termination at least 120 days prior to his date of resignation.
          (ii) Separation Benefits: The Separation Benefits shall consist of:
          (1) 150% of Executive’s Base Pay, payable as follows: (x) 50% of such aggregate amount shall be payable to him in a lump sum in the seventh month following his Termination Date; and (y) the remaining 50% shall be payable in equal monthly installments following the month in which the lump sum payment is made, consistent with the Company’s past payroll practices.
          (2) Executive’s pro rated Incentive Pay for the year in which his Termination of Employment occurs. The pro rated Incentive Pay shall be based on the Executive’s Incentive Pay for the year in which Executive’s Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365. Such pro rated Incentive Pay shall be aggregated with the amount payable pursuant to subsection (1) above and paid in the same form and over the same period as described in that subsection.
          (3) For a period of twelve (12) months following Executive’s his Termination Date, Executive shall continue to receive the medical and dental coverage in effect on his Termination Date (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). If the Executive does not receive the cash payment described in the preceding sentence, the Company shall take all commercially reasonable efforts to provide that the COBRA health care continuation coverage period under section 4980B of the Code, shall commence immediately after the foregoing twelve (12) month benefit period, with such continuation coverage continuing until the earlier of (i) the end of the applicable COBRA health care continuation coverage period or (ii) the date on which Executive is covered by the medical and dental coverage of his successor employer, if any.
          (4) With respect to any Company unvested stock options held by the Executive as of the date of such Qualifying Termination which options, by their terms, are subject to Service Vesting, and which were granted on or before the date hereof, the Company shall fully accelerate the vesting of such stock options. Such options, plus any other options that previously became exercisable and have not expired or been exercised, shall remain exercisable, notwithstanding anything in any other agreement governing such options, until the latest of (A) December 31 of the calendar year in which his Termination Date occurs; (B) the 15th day of the third month following his

Termination Date; or (C) the date of termination of the options originally set forth in the relevant grant agreement. Executive’s options that are subject to Performance Vesting shall continue in effect subject to the terms and conditions set forth in the relevant grant agreement.
          (5) With respect to any shares of Company common stock held by the Executive that are, at the time of Qualifying Termination, subject to the Company’s repurchase right upon termination of the Executive’s employment (“Restricted Stock”) and subject to Service Vesting, and which were granted on or before the date hereof, the Company shall waive such repurchase right as to all such shares and the shares shall be fully vested and nonforfeitable. Any Restricted Stock held by the Executive that is subject to Performance Vesting shall continue in effect subject to the terms and conditions set forth in the relevant grant agreement.
          (6) Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.
          (iii) Effect of Election. In the event that the Executive experiences a Qualifying Termination and elects to receive the Separation Benefits, he shall be deemed to have waived any right to severance benefits under any other provisions of this Agreement. All other provisions of the Agreement, including, but not limited to Section 10 of the Agreement, shall continue to apply. With respect to Section 11, subsection 11(a) shall not apply in the event the Executive experiences a Qualifying Termination and elects to receive the Separation Benefits under this Section 2(c).
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

NOVELL, INC.

By: /s/ Jack L. Messman

Name: Jack L. Messman

Title: Chairman and Chief Executive Officer

EXECUTIVE
/s/ Ronald W. Hovsepian
Ronald W. Hovsepian

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